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   FORM 4
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[ ] Check   box   if  no                   U.S. SECURITIES AND EXCHANGE COMMISSION                      -------------------------
    longer   subject  to                           Washington, D.C. 20549                                      OMB APPROVAL
    Section 16 Form 4 or                                                                                -------------------------
    Form  5  obligations                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                   OMB Number:  3235-0287
    may  continue.   See                                                                                Expires: December 31, 2001
    Instruction 1(b)                                                                                    Estimated average burden
                                                                                                        hours per response .. 0.5
 (Print or Type Responses)                                                                              -------------------------
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                       Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person   2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                          Issuer
  Barkin        Ronald          S.             BioTime, Inc. (BTX)                             (Check all applicable)
---------------------------------------   --------------------------------------------    _X_ Director     __ 10% Owner
  (Last)     (First)     (Middle)         3. IRS or Social        4. Statement for        __ Officer       __ Other (specify below)
                                             Security of Reporting   Month/Year                 (give title below)
        935 Pardee Street                    Person, if an entity       3/02
---------------------------------------      (Voluntary)          --------------------  -------------------------------------------
             (Street)                                             5. If Amendment,      7. Individual or Joint/Group Reporting
                                                                     Date of original     _X_ Form Filed by One Reporting Person
                                                                     (Month/Year)          __ Form Filed by More than One Reporting
                                                                                              Person
Berkeley        CA          94710                                                               (Check all applicable)
---------------------------------------   ----------------------- --------------------  -------------------------------------------
  (City)     (State)       (Zip)                 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security                      2. Trans-    3. Trans   4. Securities Acquired (A)   5. Amount of   6. Owner-   7. Nature
     (Instr. 3)                              action       action     or Disposed of (D)           Securities     ship        of In-
                                             Date         Code       (Instr. 3, 4, and 5)         Beneficially   Form;       direct
                                                          (Instr.                                 Owned at       Direct      Bene-
                                                          8)                                      End of         (D) or      ficial
                                             (Month/                                              Month         Indirect     Owner-
                                             Day/                                                 (Instr. 3        (I)       ship
                                             Year)                  -------------------------     and 4)        (Instr. 4)   (Instr.
                                                                                (A)                                          4)
                                                                                 or
                                                                      Amount    (D)     Price
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Common Shares, no par value                 3/06/02         S*        1,000      D      $ 3.80    175,861**         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

Form 4 (continued)
                          Table II -- Derivatives Securities Acquired, Disposed of, or Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative 2. Conver- 3. Tran 4. Trans- 5. Number of 6. Date Exer- 7. Title and 8. Price 9. Number 10. Owner- 11. Nature
   Security               sion or    sact    action    Derivative   cisable and   Amount of    of        of        ship        of
   (Instr. 3)             Exercise   action  Code      Securities   Expiration    Underlying   Deriv-    Deriva-    of      Indirect
                           Price      Date             Acquired (A)    Date        Securities  ative     tive      Deriva-   Bene-
                            of               (Instr.8) or Disposed                             Security  Securities tive     ficial
                          Derivative                   of (D)        (Month/Day/  (Instr. 3    (Instr.   Bene-     Security  Owner-
                          Security   (Month/           (Instr. 3, 4   Year)        and 4)      5)        Owned     Direct     ship
                                      Day/              and 5)                                           at End    (B) or    (Instr.
                                      Year)                       ---------------------------            of Year   indirect   4)
                                                     -------------Date    Expir-       Amount            (Instr. 4)   (3)
                                                      (A)    (D)  Exer-   ation   Title  or                         (Instr.4)
                                                                  cisable Date         Number
                                                                                         of
                                                                                       Shares
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Explanation of Responses:

*Involuntary liquidation of margin loan collateral
**Includes  90,000 common shares that Mr. Barkin may acquire through the exercise of stock options


                                        /s/  Ronald  S. Barkin                                  April 10, 2002
                                        --------------------------------                        --------------
                                        **Signature of Reporting Person                              Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
   See 10 U.S.C. 1001 and 33 U.S.C. 10ff(e).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
